                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                            TELETECH HOLDINGS, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


     I, Jimmy Holland, as Secretary of TeleTech Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY THAT:

          In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to ARTICLE FOUR, SECTION B of the Restated Certificate of Incorporation of the Corporation (the "CERTIFICATE OF INCORPORATION"), the Board of Directors of the Corporation is authorized to issue from time to time shares of Preferred Stock, par value $.01 per share, in one or more series; and

          In connection with a Combination Agreement (the "COMBINATION AGREEMENT") to be entered into among the Corporation, EDM Electronic Direct Marketing Ltd., a corporation existing under the laws of the Province of Ontario, Canada ("EDM") and the shareholders of EDM, the Board of Directors of the Corporation has approved and adopted the following resolutions creating a series of one (1) share of Preferred Stock, par value $.01 per share, designated as Series A Preferred Stock:

          RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation, par value $.01 per share, be, and it is hereby, created and classified, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

          SECTION 1. DESIGNATION. The distinctive serial designation of this series shall be "Series A Preferred Stock" (hereinafter called "SERIES A PREFERRED STOCK").

          SECTION 2. NUMBER OF SHARES. The number of shares of authorized Series A Preferred Stock shall be one (1). The share shall be issued in the name of, and shall at all times be held by, a trustee (including any successors thereto, the "TRUSTEE") to be appointed under a Voting Trust Agreement (the "VOTING TRUST AGREEMENT") to be entered into among the Corporation, EDM and said Trustee pursuant to the Combination Agreement. At such time as the share of Series A

     Preferred Stock has no votes attached to it because there are no Exchangeable Shares (as hereinafter defined) outstanding which are not owned by the Corporation or any of its subsidiaries or affiliates, and there are no shares of stock, debt, options or other agreements of EDM which could give rise to the issuance of Exchangeable Shares to any person, the share of Series A Preferred Stock shall be cancelled.

          SECTION 3. PRIORITY. Except as otherwise specified herein, the Series A Preferred Stock shall rank PARI PASSU with the Common Stock.

          SECTION 4. NO DIVIDENDS. The holder of record of the share of Series A Preferred Stock shall not be entitled to receive any dividends, whether payable in cash or shares of capital stock, from the Corporation.

          SECTION 5. RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of the share of Series A Preferred Stock shall not be entitled to receive any distributions or payments, including, without limitation, any liquidation amounts, dividends, or preferential or other payments or distributions

          SECTION 6. VOTING RIGHTS. The holder of record of the share of Series A Preferred Stock shall have the following voting rights:

               a. VOTING RIGHTS WITH COMMON STOCK. The share of Series A Preferred Stock shall vote together with the Common Stock as a single class and, except as set forth herein, such voting rights shall be identical in all respects.

               b. NUMBER OF VOTES. The holder of record of the share of Series A Preferred Stock shall be entitled to such number of votes equal to the number of shares of Common Stock into which the outstanding shares of non-voting Class A Special Shares of EDM (the "EXCHANGEABLE SHARES") may be exchanged, excluding Exchangeable Shares owned by the Corporation or any of its subsidiaries or affiliates.

               c. METHOD OF VOTING. The holder of the share of Series A Preferred Stock shall be entitled to exercise the voting rights attendant thereto in such manner as prescribed in the Voting Trust Agreement.

          SECTION 7. NO OTHER RIGHTS. The shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its Secretary as of June 11, 1998.

                                    TELETECH HOLDINGS, INC.



                                    By:     /s/ Jimmy Holland
                                       ----------------------------------
                                            Jimmy Holland
                                            Secretary


                                       3